UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

DIADEXUS, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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349 Oyster Point Boulevard

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 25, 2013

NOTICE HEREBY IS GIVEN that the 2013 Annual Meeting of Stockholders of diaDexus, Inc. will be held at 349 Oyster Point Boulevard, South San Francisco, CA 94080, on Thursday, April 25, 2013, at 1:00 p.m., local time, for the following purposes:

1.	Electing the six director nominees named in the attached Proxy Statement;

2.	Approving, on an advisory basis, the compensation of our named executive officers, as disclosed in the attached Proxy Statement;

3.	Indicating, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers;

4.	Ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

5.	Such other business as properly may come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting. Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on March 11, 2013 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. This Notice of Annual Meeting of Stockholders, Proxy Statement and proxy card are being sent to stockholders beginning on or about March 22, 2013.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote in person at the Annual Meeting or by completing and mailing a proxy card. Returning your proxy card will ensure your shares are represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person. Please read the enclosed information carefully before voting.

By Order of the Board of Directors.

/s/ Brian E. Ward, Ph.D.

Brian E. Ward, Ph.D.

President & Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting To Be Held on April 25, 2013:

The Proxy Statement, form of proxy card and our Annual Report on Form 10-K for the year ended December 31, 2012 are available at http://investors.diadexus.com/annuals.cfm.

PLEASE CAREFULLY READ THE ATTACHED PROXY STATEMENT. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, EXECUTE, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

DIADEXUS, INC.

349 Oyster Point Boulevard

South San Francisco, CA 94080

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 25, 2013

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

We are furnishing this Proxy Statement to our stockholders in connection with the solicitation of proxies by our Board of Directors to be voted at the 2013 Annual Meeting of Stockholders and at any adjournment or postponement thereof. The Annual Meeting will be held at 349 Oyster Point Boulevard, South San Francisco, CA 94080, on Thursday, April 25, 2013, at 1:00 p.m., local time.

On July 28, 2010, VaxGen, Inc., a Delaware corporation, closed a merger transaction (the “Merger”) with diaDexus, Inc., a privately held Delaware corporation (“Old diaDexus”). On November 1, 2010, VaxGen, Inc., the surviving entity of the merger, changed its name to diaDexus, Inc. pursuant to a merger effected under Section 253 of the Delaware General Corporation Law. When used in this Proxy Statement, the terms the “Company,” “we,” “us,” “our” and “diaDexus” refer to the renamed diaDexus, Inc. (formerly known as VaxGen, Inc.). “Old diaDexus” refers to the former diaDexus, Inc., a privately held Delaware corporation, that existed prior to the Merger.

In accordance with Securities and Exchange Commission (“SEC”) rules, we have enclosed with this Proxy Statement our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed on March 11, 2013, and we will also provide copies of such documents to brokers, dealers, banks, voting trustees and other nominees for the benefit of their beneficial owners of record. Pursuant to SEC rules, the Company is also providing access to its proxy materials over the Internet at http://investors.diadexus.com/annuals.cfm.

The date on which this Proxy Statement and form of proxy card are first being sent or given to stockholders is on or about March 22, 2013.

GENERAL INFORMATION ABOUT VOTING

Record Date

Only holders of record of our Common Stock as of the close of business on the record date, March 11, 2013, will be entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or postponement thereof. A list of such holders will be open to the examination of any stockholder for any purpose germane to the meeting at diaDexus, Inc., 349 Oyster Point Boulevard, South San Francisco, CA 94080 for a period of ten days prior to the Annual Meeting. The list of stockholders will also be available for such examination at the Annual Meeting. As of March 11, 2013, 53,890,314 shares of our common stock, par value $0.01 per share (the “Common Stock”), were outstanding.

Quorum and Revocability of Proxies

Each share of our Common Stock entitles the holder of record thereof to one vote. No other securities are entitled to be voted at the Annual Meeting. Each stockholder may vote in person or by proxy on all matters that properly come before the Annual Meeting and any adjournment or postponement thereof. The presence, in person or by proxy, of stockholders entitled to vote a majority of the shares of Common Stock outstanding on the record date will constitute a quorum for purposes of voting at the Annual Meeting. Properly executed proxies marked “ABSTAIN” or “WITHHOLD AUTHORITY,” as well as broker non-votes (as long as there is a “discretionary” item on the ballot) will be counted as “present” for purposes of determining the existence of a quorum. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Our Board of Directors (the “Board”) is soliciting your proxy in connection with the Annual Meeting and any postponement or adjournment thereof. If the enclosed proxy card is executed and returned, the shares represented by it will be voted as directed on all matters properly coming before the Annual Meeting for a vote. For Proposal 1, you may vote “FOR” or you may elect to “WITHHOLD AUTHORITY.” For Proposals 2 and 4, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For Proposal 3, you may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN.” Returning your completed proxy card will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. You may revoke your proxy by (a) delivering to the Secretary of the Company at or before the Annual Meeting a written notice of revocation bearing a later date than the proxy, (b) duly executing a subsequent proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company at or before the Annual Meeting or (c) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered at or prior to the Annual Meeting to: diaDexus, Inc., 349 Oyster Point Boulevard, South San Francisco, CA 94080, Attn: Jean-Frédéric Viret. Beneficial owners of our Common Stock who are not holders of record and wish to revoke their proxy should contact their bank, brokerage firm or other custodian, nominee or fiduciary to inquire about how to revoke their proxy.

Where specific choices are not indicated on a valid proxy, the shares represented by such proxies will be voted: (1) FOR ALL the nominees for director named in this Proxy Statement; (2) FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement; (3) for TWO YEARS as the preferred frequency of the stockholder advisory vote on the compensation of our named executive officers; (4) FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and (5) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters that properly come before the Annual Meeting.

The Company will bear all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement. In addition to solicitation by use of the mail, proxies may be solicited by telephone, facsimile or personally by our directors, officers and employees, who will receive no extra compensation for their services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to beneficial owners of shares of Common Stock.

Broker Voting

Brokers holding shares of record in “street name” for a client have the discretionary authority to vote on some matters if they do not receive instructions from the client regarding how the client wants the shares voted at least ten days before the date of the Annual Meeting. When a broker does not have discretion to vote on a particular matter and the client has not given timely instructions on how the broker should vote, a broker non-vote results. Any broker non-vote will be counted as present at the Annual Meeting for purposes of determining a quorum.

Brokers do not have discretion to vote in the election of directors (Proposal 1), for the advisory approval of the compensation of the Company’s named executive officers (Proposal 2) or on the frequency of stockholder advisory votes on executive compensation (Proposal 3). As a result, if your shares are held by your broker in “street name” and you do not provide your broker with instructions about how your shares should be voted, your shares will not be voted on Proposal 1, Proposal 2 or Proposal 3, resulting in a broker non-vote on those proposals. Please instruct your broker how to vote on these proposals. The proposal to ratify the appointment of our independent registered public accounting firm (Proposal 4) is considered to be a “discretionary” matter on which brokers will be permitted to vote, in their discretion, on behalf of clients who have not furnished voting instructions at least ten days before the date of the Annual Meeting.

Required Vote

Proposal 1

In voting with regard to the proposal to elect directors, you may vote for all nominees, withhold your vote as to all nominees or vote in favor of or withhold your vote as to specific nominees. The vote required to approve Proposal 1 is governed by Delaware law and our Amended and Restated Bylaws and is a plurality of the votes cast by the holders of shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. Neither withheld votes nor broker non-votes will have any effect on the election of directors.

Proposal 2

In voting with regard to the advisory approval of the compensation of the Company’s named executive officers, you may vote for the proposal, against the proposal or abstain from voting. The proposal will be considered to be approved if it receives the affirmative vote of the holders of a majority of the shares represented and entitled to vote on the proposal at the Annual Meeting, provided a quorum is present. An abstention will have the same effect as a vote against this proposal. Broker non-votes will have no effect.

Proposal 3

In voting with regard to the advisory vote on the frequency of stockholder advisory votes on executive compensation, you may vote for one year, two years or three years, or you may abstain from voting. The frequency receiving the votes of the holders of a majority of the shares represented and entitled to vote on the proposal at the Annual Meeting, provided a quorum is present, will be considered the frequency preferred by the stockholders. Abstentions and broker non-votes will have no effect.

Proposal 4

In voting with regard to the proposal to ratify the audit committee’s appointment of the independent registered public accounting firm, you may vote for the proposal, against the proposal or abstain from voting. The vote required to approve the proposal is governed by Delaware law and our Amended and Restated Bylaws and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote on the proposal at the Annual Meeting, provided a quorum is present. An abstention will have the same effect as a vote against these proposals. Because brokers have discretionary authority to vote on Proposal 4, we do not expect any broker non-votes in connection with Proposal 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock as of March 11, 2013 for:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and investment power with respect to the securities. Except as otherwise provided by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock used to calculate the percentage ownership of each listed person includes the shares of Common Stock underlying options or warrants held by such persons that are currently exercisable or exercisable within 60 days of March 11, 2013, but those shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage of beneficial ownership is based on 53,890,314 shares of Common Stock outstanding as of March 11, 2013.

Unless otherwise indicated, the address of each individual listed below is c/o diaDexus, Inc., 349 Oyster Point Boulevard, South San Francisco, CA 94080.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Common Stock	Options Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:
Felix J. Baker & Julian C. Baker (1) 667 Madison Avenue New York, NY 10021	7,128,866		7,128,866	13.23%

Persons and entities affiliated with Burrill Life Sciences Capital Fund, L.P. (2) One Embarcadero Center, Suite 2700 San Francisco, CA 94111	5,519,427		5,519,427	10.24%

Nantahala Capital Management, LLC (3) 100 First Stamford Place, 2nd Floor Stamford, CT 06902	5,343,767		5,343,767	9.92%

Leap Tide Capital Management, Inc. & Jan Loeb (4) 10451 Mill Run Circle, Suite 400 Owings Mills, MD 21117	5,083,174		5,083,174	9.43%

Persons and entities affiliated with BAVP, LP (5) 950 Tower Lane, Suite 700 Foster City, CA 94404	3,872,851		3,872,851	7.19%

GlaxoSmithKline plc (6) 980 Great West Road Brentford, Middlesex TW8 9GS England	3,663,507		3,663,507	6.80%

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Common Stock	Options Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Directors and Named Executive Officers:
Karen Drexler		150,000	150,000	*
Andrew Galligan		150,000	150,000	*
James P. Panek	19,178	280,000	299,178	*
Charles W. Patrick		170,000	170,000	*
Lori F. Rafield, Ph.D.		255,000	255,000	*
R. Michael Richey	69,121	378,170	447,291	*
Jean-Frederic Viret, Ph.D.		331,250	331,250	*
Brian E. Ward, Ph.D.	110,000	679,166	789,166	1.45
Emi Zychlinsky, Ph.D.		397,083	397,083	*
All directors and current executive officers as a group (9 persons)	198,299	2,790,669	2,988,968	5.27%

*	Represents beneficial ownership of less than one percent of the outstanding shares of Common Stock.
(1)

Based upon a Schedule 13G filed with the SEC on February 14, 2012 by Felix J. Baker and Julian C. Baker. Felix J. Baker and Julian C. Baker may be deemed to have beneficial ownership of the 2,306,025 shares of Common Stock held by 667, L.P., the 4,567,055 shares of Common Stock held by Baker Brothers Life Sciences, L.P., the 140,525 shares of Common Stock held by 14159, L.P., and the 115,261 shares of Common Stock held by FBB Associates, in each case by virtue of their ownership of entities that have the power to control the investment decisions of the listed entities. Felix J. Baker and Julian C. Baker each disclaim beneficial ownership of the securities reported except to the extent of their pecuniary interest, if any, therein.

(2)

Based upon a Schedule 13G/A filed with the SEC on February 18, 2011 by Burrill Life Sciences Capital Fund, L.P. (“BLSCF”), Burrill Indiana Life Sciences Capital Fund, L.P. (“BILSCF”), Burrill & Company (Life Sciences GP), LLC (“BLSGP”), Burrill & Company (Indiana GP), LLC (“BIGP”), Burrill & Company LLC and G. Steven Burrill. BLSCF holds 5,279,442 shares of Common Stock and BILSCF holds 239,985 shares of Common Stock, and the two entities are operated as a single investor with a sharing of investments based on the capital commitments of the partnership. BLSGP and BIGP are the general partners of BLSCF and BILSCF, respectively. G. Steven Burrill is the owner of Burrill & Company LLC, which is the owner of BLSGP and BIGP, and ultimately holds the power to vote and dispose of the equity interests of both BLSCF and BILSCF. BLSCF, BILSCF, BLSGP, BIGP, Burrill & Company LLC and G. Steven Burrill share beneficial ownership of the 5,519,427 shares of Common Stock held by BLSCF and BILSCF.

(3)	Based upon a Schedule 13G/A filed with the SEC on February 8, 2013 by Nantahala Capital Management, LLC.
(4)

Based upon a Schedule 13G/A filed with the SEC on March 25, 2011 by Leap Tide Capital Management, Inc. and Jan Loeb. Jan Loeb is the President and a member of the Board of Directors of Leap Tide Capital Management, Inc.

(5)

Based upon a Schedule 13D filed with the SEC on August 5, 2010 by BAVP, LP, Scale Venture Management I, LLC, Louis C. Bock, Kate Mitchell, Rory O’Driscoll and Mark Brooks. Scale Venture Management I, LLC is the general partner of BAVP, L.P. and Louis C. Bock, Kate Mitchell, Rory O’Driscoll and Mark Brooks are managing members of Scale Venture Management I, LLC. As a consequence of their shared voting and dispositive power, they may each be deemed to have beneficial ownership of the 3,872,851 shares of Common Stock held by BAVP, LP. Louis C. Bock, Kate Mitchell, Rory O’Driscoll and Mark Brooks disclaim beneficial ownership with respect to these shares except to the extent of their pecuniary interest therein.

(6)	Based upon a Schedule 13G filed with the SEC on August 5, 2010 by GlaxoSmithKline plc. The shares of Common Stock are held by GlaxoSmithKline LLC, a wholly owned subsidiary of GlaxoSmithKline plc.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

Our Board currently consists of six members: Karen Drexler, Andrew Galligan, James P. Panek, Charles W. Patrick, Lori F. Rafield and Brian E. Ward. The Board has nominated each of the current members for election as directors at the 2013 Annual Meeting. If elected as a director at the Annual Meeting, each of the nominees will serve and hold office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

Each of the nominees has consented to be named in this Proxy Statement and to serve as a director if elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board may designate a substitute nominee or nominees, allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors or fill the position.

The Board unanimously recommends that the stockholders vote “FOR ALL” on Proposal No. 1 to elect Karen Drexler, Andrew Galligan, James P. Panek, Charles W. Patrick, Lori F. Rafield and Brian E. Ward as directors to serve and hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

Director Independence

The Board uses the definition of independence from the listing standards of The NASDAQ Stock Market to assess independence of our directors, although the Company’s Common Stock is not listed on NASDAQ. The NASDAQ independence criteria include various objective standards and a subjective test. A member of the Board is not considered independent under the objective standards if, for example, he or she has been employed by the Company at any time during the past three years or he or she has accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the past three years. For example, the Board has determined that Dr. Ward is not independent because he is currently employed by the Company, Mr. Panek is not independent because he was employed by the Company for periods in 2010 and 2011, and Dr. Rafield is not independent because she earned over $120,000 as a consultant to the Company over a period of 12 months in 2009 and 2010. The subjective test requires that each independent director not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and the subjective test is made in the context of the objective standards. In making its independence determinations, the Board generally considers commercial, financial services, charitable, and other transactions and other relationships between the Company and each director and his or her family members and affiliated entities. Based on its review, the Board has determined that each of the Company’s directors, except for Dr. Ward, Mr. Panek and Dr. Rafield, are independent as defined by NASDAQ Stock Market listing standards.

Board Leadership Structure

The Company separates the roles of Chief Executive Officer (“CEO”) and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the full Board. The Board believes separating the roles of CEO and Chairman of the Board is in the best interests of the stockholders and the Company because it provides the appropriate balance between strategy development and oversight and accountability of management. However, no single leadership model is appropriate for all companies and at all times. The Board recognizes that depending on the circumstances, other leadership models might be appropriate. The Company’s Amended and Restated Bylaws allow for the Chief Executive Officer and Chairman of the Board positions to be held by the same individual. Accordingly, the Board plans to periodically review its leadership structure.

Directors

Set forth below is certain biographical information as of March 11, 2013 regarding our nominees for director (all of whom are current directors).

Name	Age	Title
Karen Drexler (2)	53	Director (Nominee for Director)
Andrew Galligan (1)	56	Director (Nominee for Director)
James P. Panek (1)	59	Director (Nominee for Director)
Charles W. Patrick (1)(3)	58	Director (Nominee for Director)
Lori F. Rafield (2)(3)	58	Chairman of the Board of Directors (Nominee for Director)
Brian E. Ward	60	Director, Chief Executive Officer & President (Nominee for Director)

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Karen Drexler. Karen Drexler has served as a director of the Company since November 2010. Since February 2010, Ms. Drexler has served as President and a director of Medivoce, Inc., a private company focused on patient instructional materials. Ms. Drexler has also been an advisor to nVision, a privately held medical device and diagnostics company, since January 2011, Fertility PlanIt, a social network for people trying to build families, since January 2012, and an advisor to CVAC Systems, Inc., a privately held producer of a health and wellness device, since May 2007. Since February 2011, Ms. Drexler has served as Chairman of the board of directors of Hygieia, Inc., a private company developing technology to improve the management of diabetes. Since June 2008, Ms. Drexler has been Chairman of the board of directors of CellScape Corp., a privately owned prenatal diagnostics company that Ms. Drexler co-founded; she was named as Executive Chairman in January 2013. From February 2004 to May 2011, she served as a director and as a strategy consultant for OrSense Ltd., a private company focused on noninvasive patient monitoring. From April 2006 to July 2010, Ms. Drexler served as a consultant to Palo Alto Research Center, where she provided strategic guidance on partnering with healthcare-related businesses. Ms. Drexler was also formerly the President and Chief Executive Officer of Amira Medical Inc., a private company focused on minimally invasive glucose monitoring technology, from 1996 until it was sold to Roche Holding AG in 2001. Ms. Drexler holds a B.S.E. in Chemical Engineering from Princeton University and an M.B.A. from Stanford University Graduate School of Business.

Ms. Drexler has been chosen to serve on the Board due to her entrepreneurial experience and her background in strategic planning for companies in the medical diagnostics and medical device industries.

Andrew Galligan. Andrew Galligan has served as a director of the Company since November 2010. Since June 2010, Mr. Galligan has served as the Vice President Finance and Chief Financial Officer for Nevro Corp., a privately owned medical device company. From 2009 to 2010, he served as the Vice President Finance and Chief Financial Officer for Ooma, Inc., a privately owned consumer electronics manufacturer and voice-over-IP service provider. From 2007 to 2008, he served as the Vice President Finance and Chief Financial Officer for Reliant Technologies, Inc. a privately owned medical device company. From 2003 to 2007, he served as the Vice President Finance and Chief Financial Officer of Metrika, Inc., a privately owned medical diagnostics company. Mr. Galligan has over 30 years of experience in financial reporting and accounting, at both public and private companies. Mr. Galligan holds an Honors Business Studies Degree from Trinity College at Dublin University and is a Fellow of the Institute of Chartered Accountants in Ireland.

Mr. Galligan has been chosen to serve on the Board due to his extensive experience with financial strategy, accounting and financial reporting at private and public companies, many of which are in the life sciences industry.

James P. Panek. James P. Panek has served as a director of the Company since January 2007, and served as the Company’s Interim President and Chief Executive Officer from July 2011 to September 2011. He also served as the President of the Company from January 2007 to July 2010, Principal Financial Officer from May 2008 to July 2010, Chief Executive Officer from January 2007 to January 2009, Executive Vice President from September 2006 to December 2006 and Senior Vice President, Manufacturing Operations from February 2002 to August 2006. From 2002 to 2006, Mr. Panek also served as the Co-Chief Executive Officer and Chairman of Celltrion, Inc., where Mr. Panek was responsible for all technical matters of the Korean joint venture established to develop manufacturing capability for the large-scale production of human biopharmaceutical products. From 1982 to 2001, Mr. Panek served in various capacities with Genentech, including Senior Vice President, Product Operations, and Vice President, Manufacturing, Engineering and Facilities, where he led the development of the world’s largest biotechnology manufacturing facility and was responsible for all operations involved in supplying products for preclinical, clinical, and commercial use. Mr. Panek led the development of manufacturing facilities that enabled FDA approval and launch of recombinant products to treat pediatric growth hormone deficiency, non-Hodgkin’s lymphoma and breast cancer. Prior to joining Genentech, Mr. Panek spent six years with Eli Lilly in a variety of engineering and development positions. Mr. Panek received a B.S. and an M.S. in Chemical Engineering from the University of Michigan.

Mr. Panek has been chosen to serve on the Board due to his extensive experience in operations, engineering, manufacturing and product development.

Charles W. Patrick. Charles W. Patrick has served as a director of the Company since the consummation of the Merger on July 28, 2010, and prior to that time served as a director of Old diaDexus beginning in February 2007. Since 2000, Mr. Patrick has served as Principal of Patrick Consulting, a management consulting firm that helps diagnostic and technology companies develop sales, marketing and distribution strategies. From 2002 to 2011, Mr. Patrick served as the President and co-owner of ADS Golf, Inc., a golf equipment supplier. From 1990 to 2000, Mr. Patrick served as Vice President of Sales and Marketing for Biosite Diagnostics, Inc. (“Biosite”), a medical diagnostics company. Prior to his time at Biosite, Mr. Patrick served as World Wide Group Marketing Manager and held several other sales and marketing positions over a 13 year period for the Diagnostics Division of Abbott Laboratories, Inc. Since January 2006, Mr. Patrick has served as a member of the board of directors for OraSure Technologies, Inc., a public medical device and medical/consumer diagnostics company, where he is currently a member of the audit committee and the nominating and corporate governance committee. Mr. Patrick received a B.A. in Communications/Journalism from the University of Central Florida in 1976.

Mr. Patrick has been chosen to serve on the Board due to his medical diagnostics industry experience and experience in sales, marketing and distribution. In addition, his service on the board of directors of another public company, OraSure Technologies, Inc., provides us with an important perspective on corporate governance matters.

Lori F. Rafield, Ph.D. Lori Rafield has served as a director of the Company since May 2008 and as Chairman of the Board since July 2010. Since 2006, Dr. Rafield has been the Chief Executive Officer and owner of LFR Advisors, Inc., a consulting company, where she has served as a consultant to both the biotechnology and medical device industries, working with entrepreneurs to create and finance companies with both institutional and strategic partners. From 1998 to 2005, Dr. Rafield was Managing Director at Apax Partners (formerly Patricof & Co. Ventures), where she was the head of healthcare and responsible for developing a diversified healthcare investment strategy for a $250 million healthcare portfolio within a $1 billion fund. While at Apax Partners, she was predominantly focused on the creation of therapeutic product companies from pharmaceutical assets and resources which led to investments in Zymogenetics (Novo Nordisk), Affymax (GlaxoSmithKline) and Aerovance (Bayer). From 1995 to 1997, she was an investment Principal at Robertson Stephens Early Stage Venture Fund and an Affiliate at Institutional Venture Partners from 1991 to 1995. Dr. Rafield held scientific research and management positions at Somatix Therapy Corp. from 1989 to 1991 and at Integrated Genetics, Inc. from 1986 to 1989, where she directed molecular biology efforts in the development and expression of recombinant proteins. Dr. Rafield received a B.S. from Penn State and a Ph.D. in Microbiology from the University of Virginia Medical School, and was a Postdoctoral Fellow at Harvard Medical School.

Dr. Rafield has been chosen to serve on the Board because of her entrepreneurial and finance experience, her research and management experience at Somatix Therapy Corp. and Integrated Genetics, Inc., and her experience as a consultant in the biotechnology and device industries.

Brian E. Ward, Ph.D. Brian Ward has served as President and Chief Executive Officer of the Company since September 2011 and a director since May 2011. Dr. Ward also served as the Company’s interim Chief Operating Officer from July 2011 to September 2011. Dr. Ward served as a senior advisor to On-Q-ity Inc., a private oncology diagnostics company, from March 2011 to September 2011, and served as its Chief Operating Officer from September 2010 until March 2011. Prior to that, Dr. Ward served as On-Q-ity’s Executive Vice President from May 2008, in which capacity he had primary responsibility for the research and development process. Since March 2008, Dr. Ward has also served as President of Advantage Genomics LLC, a private company that provides strategic and tactical consulting services to biotechnology organizations, with particular emphasis on personalized medicine diagnostics. From February 2007 to February 2008, Dr. Ward served as Senior Vice President, Development at Genomic Health, Inc., a public company focused on genomic-based oncology diagnostics, in which capacity he was responsible for the overall management of all product development activities. From 1996 to 2006, Dr. Ward served in various capacities at Myriad Genetics, Inc., a public molecular diagnostic company, most recently as its Senior Vice President, Medical Genetic Services from October 2005 to September 2006 and as its Senior Vice President, Operations from January 2002 to October 2005. Dr. Ward received a B.S. in Zoology from the University of Wisconsin and an M.S. in Human Genetics and a Ph.D. in Biochemistry, Biophysics, and Genetics from the University of Colorado Health Sciences Center.

Dr. Ward has been chosen to serve on the Board because of his extensive operational and research and development experience in the medical diagnostics industry.

Executive Officers

The following is certain biographical information as of March 11, 2013 for our executive officers not discussed above:

Name	Age	Title
R. Michael Richey	60	Chief Business Officer
Jean-Frédéric Viret	47	Chief Financial Officer
Emi Zychlinsky	57	Executive Vice President and Chief Technical Officer

R. Michael Richey. R. Michael Richey has served as the Company’s Chief Business Officer since October 2011. From 2005 to March 2011, Mr. Richey served as Chief Business Officer and President of Tethys Bioscience, Inc., a privately held medical diagnostics company, where he was responsible for medical and regulatory affairs, product development, and laboratory and commercial operations. Since 2003, Mr. Richey has also served as principal of Halteres Associates, LLC, a private consulting firm with whom he provides consulting services to biotechnology, genomics and diagnostics companies with respect to their research and development, licensing, business and marketing strategies. Mr. Richey received a B.S. in Laboratory Technology from the University of Oklahoma in Norman.

Jean-Frédéric Viret, Ph.D. Jean-Frédéric Viret has served as the Company’s Chief Financial Officer since February 2012. Previously, Dr. Viret was Chief Financial Officer at XDx, Inc., a privately held molecular diagnostics company, from December 2009 to January 2012. From March 2009 to December 2009, Dr. Viret served as the President of JV Consulting, a private consulting firm that provided accounting, public company compliance and other financial consulting services to technology companies. Prior to that time, Dr. Viret served in various capacities at Anesiva, Inc. (previously known as Corgentech Inc.), a public biopharmaceutical company, most recently as a finance consultant from February 2009 to May 2009. Dr. Viret served as Anesiva’s Vice President and Chief Financial Officer from April 2008 to February 2009 and as its Vice President, Finance from August 2006 to February 2008. Dr. Viret held various positions in finance in Anesiva from December 2002 to August 2006 and at Tularik Inc. from March 2000 to November 2002. He held various positions in the business assurance services of PricewaterhouseCoopers LLP from September 1997 to March 2000. Dr. Viret received a B.S. in Engineering from the Institut National Polytechnique de Lorraine, an M.B.A. from Cornell University and a Ph.D. in Molecular Biology from Université Louis Pasteur (Strasbourg I).

Emi Zychlinsky, Ph.D. Emi Zychlinsky has served as the Company’s Chief Technical Officer since January 2011. From 1993 to 1998 and again from 1999 to January 2011, Dr. Zychlinsky served in various capacities at Hitachi Chemical Diagnostics, Inc. (formerly MAST Immunisystems, Inc.), a medical diagnostics company, where she most recently held the position of Vice President Operations, in which she was responsible for research and development, process engineering, manufacturing, procurement, materials, quality control and regulatory matters. Prior to becoming its Vice President Operations in May 2009, Dr. Zychlinsky served as its Vice President of Research and Development, Regulatory Affairs and Management Representative from 2005 to 2009 and as Director Research and Development from 1997 to 1998 and then again from 1999 to 2005. From 1998 to 1999, she served as Director Technical Development at NAXCOR, a private medical diagnostics company. Dr. Zychlinsky also served as a regulatory consultant for several medical device companies from 2005 to 2008. Dr. Zychlinsky holds a B.A. in Chemistry, Bacteriology and Parasitology from the Escuela Nacional de Ciencia Biologicas and a Ph.D. in Medical Microbiology from Stanford University, where she was also a postdoctoral scholar.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board conducts its business through meetings of the full Board and through committees of the Board, consisting of an audit committee, a compensation committee and a nominating and corporate governance committee. In addition to the standing committees, the Board from time to time establishes special purpose committees.

During the fiscal year ended December 31, 2012, the Company’s Board of Directors held 7 meetings, the audit committee held 4 meetings, the compensation committee held 8 meetings and the nominating and corporate governance committee held no meetings. No director attended less than 75% of the aggregate of the total number board meetings held during such director’s term and the total number of meetings of the committees on which such director served during such director’s term. All directors attended the 2012 Annual Meeting of Stockholders.

The Board’s Role in Risk Oversight

The Board is actively involved in the oversight of risks that could affect the Company, including operational, financial, liquidity, legal and regulatory, strategic and reputational risks. This oversight is conducted partially through committees of the Board (as further described below), but the full Board has retained responsibility for general oversight of risks. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Management is responsible for establishing the Company’s business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. The Board reviews with management the Company’s business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk and risk management practices for the Company.

The Audit Committee

The audit committee’s charter is posted on our website at http://www.diadexus.com under the headings “Investors — Corporate Governance — Audit Committee Charter.” Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee evaluates the independent auditors’ qualifications, independence and performance; determines the engagement of the independent auditors; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements; approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s engagement team as required by law; reviews our critical accounting policies and estimates; and annually reviews the audit committee charter and the committee’s performance. In addition, in accordance with the charter, the audit committee discusses with management the Company’s policies with respect to risk assessment and risk management, significant financial and operational risk exposures and the actions management has taken to limit, monitor or control such exposures.

The members of the audit committee are Andrew Galligan (chair), James P. Panek and Charles W. Patrick. Other than Mr. Panek, each of the members of the committee has been determined by the Board to be independent as defined by NASDAQ Stock Market listing standards. Mr. Panek is not independent as defined by NASDAQ Stock Market listing standards because he has been employed by the Company within the past three years, serving as its President until the Merger on July 28, 2010 and serving as interim President and Chief Executive Officer from July 1, 2011 to September 26, 2011. The Board has also determined that Mr. Galligan is an “audit committee financial expert,” as defined under Item 407(d) of Regulation S-K.

The Compensation Committee

The compensation committee’s charter is posted on our website at http://www.diadexus.com under the headings “Investors — Corporate Governance — Compensation Committee Charter.” Our compensation committee has the primary responsibility for the Board’s establishment and maintenance of compensation plans, policies and programs, including the compensation for our named executive officers and our Board. As part of its duties, the compensation committee reviews, approves and evaluates performance against our annual corporate goals as relevant to compensation for the entire Company. While the compensation committee takes into account the recommendations of our Chief Executive Officer, the compensation committee is responsible for making the final evaluation of the performance of, and the final determination of compensation paid to, our named executive officers, including our Chief Executive Officer. The compensation committee also evaluates and approves equity compensation awards.

As provided under its charter, the compensation committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board consistent with the Company’s bylaws and applicable law. This includes the power to retain, direct and terminate the engagement of compensation and benefits consultants, independent counsel or other outside experts, advisors or consultants as the compensation committee believes to be necessary or appropriate. As part of its deliberations, the compensation committee considers materials such as our financial reports and projections, operational data, tally sheets, stock ownership information, our stock performance, our historical executive compensation levels, and the recommendations of our Chief Executive Officer and the compensation committee’s independent compensation consultant. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter.

The members of the compensation committee are Karen Drexler (chair) and Lori F. Rafield. Each member of the compensation committee is an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee” director within the meaning of Rule 16b-3 under the Exchange Act. The Board has determined that Ms. Drexler is independent as defined by NASDAQ Stock Market listing requirements, but that Dr. Rafield is not.

The Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s charter is posted on our website at http://www.diadexus.com under the headings “Investors — Corporate Governance — Nominating and Corporate Governance Committee.” The nominating and corporate governance committee is responsible for making recommendations regarding candidates for directorships and the size and composition of our Board. In addition, the nominating and corporate governance committee is responsible for making recommendations concerning governance matters.

The members of the nominating and corporate governance committee are Charles W. Patrick (chair) and Lori F. Rafield. The Board has determined that Mr. Patrick is independent as defined by NASDAQ Stock Market listing requirements, but that Dr. Rafield is not.

Nomination of Directors

Nominations of persons for election to the Board may be made only by the Board or by the Company’s stockholders who comply with the timing, informational and other requirements of our Amended and Restated Bylaws. For a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not earlier than the 120th day and not later than the 90th day prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. In order to nominate a person for election to the Board at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling the special meeting), a stockholder’s notice must be delivered to, or mailed and received at, the Company’s principal executive offices not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure of the date of such special meeting was first made. Further updates and supplements to such notice may be required at the times and in the form set forth under our Amended and Restated Bylaws. As set forth in our Amended and Restated Bylaws, submissions must include the name and address of the proposed nominee and the nominating person, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s and the nominating person’s indirect and direct interests in shares of the Company’s Common Stock, information regarding the relationships between the proposed nominee and the nominating person (and such nominating person’s affiliates and those with whom the nominating person is acting in concert), and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our Amended and Restated Bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our Amended and Restated Bylaws, which are available, without charge, from our Chief Financial Officer at diaDexus, Inc., 349 Oyster Point Boulevard, South San Francisco, CA 94080.

Director Criteria and Diversity

In recommending candidates for election to the Board, the nominating and corporate governance committee may consider the following criteria, among others the nominating and corporate governance committee shall deem appropriate: personal and professional integrity, ethics and values; experience in corporate management, operations or finance; experience relevant to the Company’s industry; experience as a board member or executive officer of another publicly held company; relevant academic expertise; practical and mature business judgment; and promotion of a diversity of business or career experience relevant to the success of the Company. The nominating and corporate governance committee does not have a formal policy with respect to diversity. The committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The nominating and corporate governance committee will consider director candidates recommended by stockholders in accordance with the director nomination procedure summarized above and detailed in our Amended and Restated Bylaws. Any candidate recommended by a stockholder will be evaluated in the same manner as any candidate identified by a Board member. The Company has not received any recommendations from stockholders for the 2013 Annual Meeting.

Communications with the Board of Directors

Stockholders may contact an individual director or the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by the following means:

Mail:	Attn: Board of Directors

diaDexus, Inc.

349 Oyster Point Boulevard

South San Francisco, CA 94080

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the addressee. We also may refer communications to other departments within the Company. We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests the Company’s general information.

Code of Conduct

Our Code of Conduct, which applies to all of our officers, directors and employees, and which complies with the requirements for a “code of ethics” under Item 406 of Regulation S-K, is posted on our website at http://www.diadexus.com under the headings “Investors — Corporate Governance — Code of Conduct.” We will post any amendments to our Code of Conduct on our website, and we intend to disclose any waiver from any provision of our Code of Conduct granted to any director or executive officer on our website, also under the headings “Investors — Corporate Governance — Code of Conduct.”

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Discussion of Executive Compensation and Philosophy

Background

This discussion of our executives’ compensation explains our executive compensation philosophy, policies and practices for the following executives, who are referred to in the following tables as our named executive officers:

•	Brian Ward, President and Chief Executive Officer;

•	Jean-Frédéric Viret, Chief Financial Officer;

•	Michael Richey, Chief Business Officer; and

•	Emi Zychlinsky, Chief Technical Officer (formerly Executive Vice President of Product Development & RA/QA).

Overview of Compensation Program and Philosophy

We provide our executives with base salary, annual cash incentive opportunities, stock option grants under our equity incentive plan, limited severance and change in control benefits and the opportunity to participate in broad-based employee benefit programs. Our executive compensation program is designed to attract, reward and retain talented, hard-working executives, with an emphasis on working as a team toward our corporate goals to create stockholder value. Our compensation committee is mindful of best practices in executive compensation and works to balance the implementation of these practices with the realities of being a small life sciences company that focuses on developing and commercializing proprietary cardiovascular diagnostic products.

The important features of our executive compensation program as implemented for 2012 are as follows:

•

Each of our executives has an annual target cash incentive opportunity equal to 35% or 50% of base salary. We believe the amount of the opportunity balances our aim to control expenses while providing motivation to achieve our annual short term goals.

•

The annual cash incentive opportunity for our executives is based solely on corporate performance. In 2012, our program focused on achievement of revenue and expanding insurance coverage of our products. We believe these goals help increase the value of the Company and are consistent with our corporate focus on commercializing our proprietary cardiovascular products.

•

We granted limited equity awards to our executive officers this year. Throughout 2012, our compensation committee undertook a close review of existing (vested and unvested) equity incentive opportunities held by our executive officers and the potential dilution related to these outstanding equity awards and any new grants that might be made.

•	We provide modest severance protections, currently limited to the value of not more than one year of each of base salary and health insurance and limited stock option vesting.

•	Our executives are not eligible to receive these severance benefits if their employment was terminated within the first year of their employment.

•	We do not provide tax gross ups under Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, or under Section 280G of the Code.

•	We do not provide “single trigger” stock option acceleration (that is, acceleration solely because of a change in control).

•	We do not provide any defined benefit pension plans or supplemental employee retirement plans to our executive officers.

•

Our compensation committee works with external compensation consultants. In the summer of 2012, our compensation committee retained Compensia, a nationally recognized compensation consultant, for guidance in making executive compensation decisions. Compensia reports directly to the compensation committee and does no other work for the Company.

•

Our compensation committee works with the compensation consultant to review market practices and peer company data. Our compensation committee also considers internal comparisons among our executives when making executive compensation decisions.

•

Our insider trading policy prohibits our employees, including our executives, directors and consultants, from hedging the economic interest in the shares of the Company that they hold through derivatives, short selling or purchasing on margin.

•

We take into account the views of our stockholders. In 2012, our compensation committee and our executive officers engaged in outreach to our major stockholders to hear their perspective on the Company, including executive and director compensation. In response to those conversations, our Board adopted a share retention policy in early 2013.

Objectives, Influences and Structure of Our Compensation Program

Our executive compensation program is designed to attract, reward and retain talented, hard-working executives, with an emphasis on working as a team toward our corporate goals. In creating programs to meet these objectives, our compensation committee is very mindful of the cost of these programs, both in cash and in dilution to stockholders. We also consider our unusual status as a pre-profit publicly traded research and development company in the medical device industry – a status that creates challenges and opportunities when looking at traditional compensation elements like stock options and cash bonuses. We are in a growth mode, so we maintain a flexible approach to deciding compensation. Therefore, we do not have formal policies for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of cash compensation and non-cash compensation. Instead, the compensation committee makes determinations regarding the allocation and structure of compensation based on its business judgment as to the best interests of our stockholders.

Role of the Compensation Committee

The compensation committee has the primary responsibility for the Board’s establishment and maintenance of compensation plans, policies and programs, including the compensation for our named executive officers and our Board of Directors. As part of its duties, the compensation committee reviews, approves and evaluates performance against our annual corporate goals as relevant to cash incentive compensation for the entire Company. The compensation committee is responsible for making the final evaluation of the performance of our named executive officers, including our Chief Executive Officer. The compensation committee also evaluates and approves all equity compensation awards made throughout the Company. As provided under its charter, the compensation committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board consistent with the Company’s bylaws and applicable law. As part of its deliberations, the compensation committee considers materials such as our financial reports and projections, operational data, tally sheets, stock ownership information, our stock performance, our historical executive compensation levels, and the recommendations of our Chief Executive Officer and the compensation committee’s independent compensation consultant.

Role of Management

Our small team of executive officers provides information requested by the compensation committee to fulfill its duties, makes presentations at the compensation committee meetings (as requested by the compensation committee), and makes recommendations regarding stock option awards for our other employees. Our Chief Executive Officer provides additional support to the compensation committee. He offers his evaluations of the role, experience and performance of each of our employees, including our executive officers. Throughout the year, he provides information and analysis on the operations of the Company, including performance against our corporate goals. Our Chief Executive Officer also makes recommendations regarding the design of our compensation programs, including our executive and employee bonus programs and our equity program. The compensation committee considers this information provided by management in fulfilling its obligations. No executive officer participated directly in the final determinations of the compensation committee on his or her own compensation for 2012.

Use of Compensation Consultant

At the start of 2012, our compensation committee engaged and received advice and information from Radford, an Aon Hewitt Company, for the equity program for our executive and our non-executive employees. The compensation committee selected Radford because of its access to extensive compensation data and for its reputation as a responsible national compensation consultant. Radford worked with our Chief Executive Officer and Chief Financial Officer to create a proposed peer group for purposes of Radford’s work, to classify employees into bands for purposes of benchmarking employee equity grants, and to provide data so that Radford could assess the Company’s historical equity practices and make recommendations for 2012 equity compensation. Radford then presented its evaluations and recommendations to the compensation committee in late spring 2012. The compensation committee reviewed Radford’s proposal and requested updated data based on the compensation committee’s requested modifications to the proposed peer group. The compensation committee believed certain identified companies were too large to be reasonable peers, and instead focused the peer group of companies that were more similar to diaDexus in terms of stage of development, revenue, and employee size.

In June 2012, after considering the SEC’s proposed, prospectively applicable, rules on the independence of compensation committee advisors, and the compensation committee’s expectation that the Company would need to use Radford for non-executive employee compensation data, the compensation committee began interviewing a few nationally recognized compensation consultants to select one that would be retained by, supervised by and report to, the compensation committee. After conducting these interviews, the compensation committee selected and engaged Compensia to provide advice on executive and non-employee director compensation. Although diaDexus pays for Compensia’s services, the compensation committee maintains the authority to hire, supervise and terminate Compensia. After August 2012, our Senior Director of Human Resources continued to have access to Radford’s broad based (non-executive) employee compensation data, but Radford provided no additional services directly to the compensation committee.

The compensation committee has determined that Compensia’s services in 2012, and anticipated services in 2013, do not raise concerns of conflicts of interest. As part of this determination, the compensation committee notes that Compensia has a formal conflict of interest policy under which Compensia’s employees and principals are restricted from owning shares of client company stock, engaging in “short sales” or trading on inside information involving the client’s equity securities, and are limited in receiving gifts of company discounts and in having affiliations and fee-sharing arrangements with other entities providing compensation-related services to the client or its management that would result in compensation to Compensia. Compensia informed the compensation committee that it estimates that fees billed to diaDexus for 2013 will represent less than 1% of Compensia’s estimated total revenue for 2013 and that actual fees billed to diaDexus in 2012 represented less than 1% of Compensia’s total revenue for 2012. As of February 27, 2013, neither Compensia nor the primary consultant working with diaDexus owned any shares of diaDexus stock or maintained any business or personal relationships with members of the compensation committee or any of the named executive officers of diaDexus.

Compensia provided the compensation committee with the following services in relation to compensation decisions for 2012:

•	reviewed and provided recommendations on the composition of a peer group of companies;

•	provided compensation data for similarly situated executive officers;

•	advised on the design and structure of our cash and equity incentive compensation program for our executive officers;

•	advised on the compensation program for our non-employee directors;

•	provided information on stock ownership guidelines; and

•	updated the compensation committee on trends and best practices in the area of executive and Board compensation.

In 2012, both Radford and Compensia attended portions of meetings of the compensation committee at the request of the compensation committee.

Selection of Peer Group

As noted above, in preparation for 2012 decisions, the compensation committee engaged Radford to work with our Chief Executive officer to recommend to our compensation committee the composition of our 2012 peer group of companies for equity compensation, focusing on diagnostic and biotechnology companies, primarily those located in Northern California with 50-500 employees. After reviewing and discussing the list with Radford, the compensation committee selected the following group to use when referencing market compensation for purposes of making broad-based equity awards to employees in June 2012: ACADIA Pharmaceuticals, Alexza Pharmaceuticals, ARCA Biopharmaceuticals, Astex Pharmaceuticals, Cerus, Cytokinetics, DURECT, Exact Sciences, Geron, Idera Pharmaceuticals, Myrexis, Nanosphere, NeurogesX, OncoGenex Pharmaceuticals, QLT, Somaxon Pharmaceuticals, Sucampo Pharmaceuticals, Sunesis Pharmaceuticals, Transcept Pharmaceuticals, Vanda Pharmaceuticals and Zalicus. The compensation committee is aware that many companies select peer groups based primarily on revenue, market capitalization and employee headcount. However, because of diaDexus’ size, stage of development, potential for growth, and public company status due to a reverse merger, the compensation committee narrowed the list proposed by Radford to account for companies that had a similar path to public company status, were at a more comparable stage of development, and had a more comparable number of employees and potential for growth.

In August 2012, the compensation committee engaged Compensia to further review and refine the equity compensation peer group for use in making decisions on non-employee director compensation for 2012 and executive officer compensation for 2013. At the compensation committee’s request, Compensia considered both public and private companies in the diagnostic or life science space, with a market capitalization of less than $200 million, revenues of not more than three times the revenues of diaDexus and more than 10 employees. After discussions with Compensia, the compensation committee selected the following: Alexza Pharmaceuticals, ARCA Biopharmaceuticals, Cerus, DURECT, Myrexis, NeurogesX, Somaxon Pharmaceuticals, Sucampo Pharmaceuticals, Transcept Pharmaceuticals, and Vanda Pharmaceuticals. In respect of this peer group, using data as of November 2012, diaDexus was above the 75% for one year revenue, just above the 25% for 30 day market capitalization, and just above the 50% for headcount. Compensia provided base salary, cash incentive and equity incentive compensation data for named executive officers, providing the information at the 25%, 50%, and 75%. Compensia also provided data on non-employee director compensation. This data came from public filings of the peer group companies as well as Radford’s Global Life Sciences Executive Compensation Survey, which covers companies with 50 to 150 employees.

Use of Peer Data and Other Material Factors

Our compensation committee uses peer data as just one factor in making executive and board compensation decisions. The compensation committee refers to peer data to gauge whether target compensation amounts materially deviate from market practices (as reflected by the 25%, 50% and 75% of the peer group). However, the compensation committee is mindful that the roles of the executive officers in the peer companies may not be a direct match for the roles played by our executive officers and therefore deviations from the range may be appropriate. In addition, due to our current size, stage of development, potential for growth, and market trading price, the compensation committee did not feel it was appropriate to use benchmarking as a material factor in setting compensation. Instead, the compensation committee focused on decisions that would help create a sense of unity and teamwork among a newly created executive officer team and focus that team on working toward specific corporate goals. In addition, the compensation committee made its 2012 compensation decisions in the context of:

•

internal pay equity, which we view from the perspective that (1) compensation should support a team orientation, so the target cash compensation of our executive officers should be within a relatively narrow range, and (2) the equity opportunity for our Chief Executive Officer should be meaningfully higher than that of our other officers, in each case, given the relative weight of their responsibilities and ability to impact our corporate performance;

•

the differences among our executives’ responsibilities and tenure, as compared to the executives in our peer group, understanding that title is not always determinative of the comparability of role from one organization to another;

•

corporate and individual performance, which includes taking into account, in a subjective fashion, performance in the prior year, as well as the anticipated demands on the executive in the coming year;

•	the experiences, knowledge and business judgment of each member of the compensation committee, and

•	our desire to maintain a responsible human capital cost structure, taking into account the actual cash cost, the accounting impact and the potential tax consequences of our compensation programs.

Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2012

2012 Base Salary

We provide base salary as a fixed source of compensation for our executive officers for the services they provide to us during the year. Our compensation committee also recognizes the importance of a reasonable base salary as an element of compensation that helps to attract and retain our executive officers.

In 2011, we hired each of Drs. Ward and Zychlinsky and Mr. Richey, and in early 2012, we hired Dr. Viret. Our compensation committee set the initial base salaries for each officer taking into account the officer’s compensation opportunities at other employers, internal pay equity, the anticipated scope of the officer’s role in the coming year, the need to maintain a responsible cost structure and negotiations with each executive officer. At the start of 2012, the compensation committee determined that no adjustments were needed to the base salaries of the officers who were hired in 2011, given the recent determinations of their original base salaries. The compensation committee subsequently increased Dr. Zychlinsky’s base salary to reflect internal pay equity with the more recently hired executive officers. The compensation committee set the 2012 base salaries for each of the named executive officers as follows:

Name	2011 Base Salary	2012 Base Salary
Brian E. Ward	$380,000	$380,000
Michael Richey	$325,000	$325,000
Emi Zychlinsky	$275,000	$300,000
Jean-Frédéric Viret	N/A	$300,000

2012 Annual Cash Incentive Bonus

In 2012, we provided an annual cash incentive opportunity, or bonus, to focus our executive officers on working as a team to achieve a handful of important short-term corporate goals: increasing revenue, expanding Medicare and third party insurance coverage of our products, successfully launching our products in Europe, creating a strategic plan that takes into account our relationship with GlaxoSmithKline and raising additional funds. The executive bonus program was weighted entirely on achievement of these corporate goals (that is, no individual performance component) to foster teamwork among our newly created executive team. For any bonus to be earned, diaDexus had to achieve a target level of revenue of $20.5 million and expand Medicare coverage with a target level of associated revenue of more than $550,000 in 2012 and a projected level of additional revenue in 2013 of $2.2 million. As a result, each executive officer would earn his or her individual bonus only if diaDexus succeeded as a team in creating real revenue growth and opportunities for growth. In addition, each officer had to remain employed through the payment date in early 2013 to earn the bonus.

At the time of their hire, the compensation committee approved a target bonus opportunity for each officer, with Dr. Ward being eligible to earn a target bonus opportunity of 50% of his base salary, and the other executive officers being eligible to earn a target bonus of 35% of their base salaries. Our compensation committee set the initial target bonus opportunities for each officer taking into account the officer’s compensation opportunities at other employers, internal pay equity, the need to maintain a responsible cost structure, and negotiations with each executive officer. At the start of 2012, the compensation committee determined that no adjustments were needed to the target bonus opportunities of the officers who were hired in 2011, given the recent determinations of those targets. The compensation committee also decided to prorate Dr. Viret’s target bonus opportunity to 11/12 of 35%, to reflect his February 2012 start date.

The compensation committee weighted the corporate performance goals based on the compensation committee’s determination of the difficulty of achievement and relative strategic importance to diaDexus in 2012, as described below. The compensation committee provided an opportunity to earn an additional 45% of the target bonus amount based on extraordinary performance. In early 2013, the compensation committee determined that diaDexus achieved an aggregate 55% of the target level of performance, and awarded each executive a bonus of 55% of his or her target level (as prorated for Dr. Viret), as disclosed in the table below.

1.

GAAP Revenue. diaDexus had to achieve GAAP revenue of at least $20.5 million as the target level, which also acted as a threshold for the entire bonus program. The compensation committee believed this target level was a very aggressive goal at the time it was approved, so achievement of such amount would result in credit of 15%, with additional credit, capped at 40% of target, for achievement above that amount. diaDexus achieved GAAP revenue in 2012 of $20.8 million, resulting in credit of 15% of the target bonus amount.

2.

Expansion of Insurance Coverage. diaDexus had to achieve an expansion in Medicare coverage of our products that would result in more than $550,000 of new revenue in 2012 as the target level, which also acted as a threshold for the entire bonus program. Achievement of such amount would result in credit of 10%. In addition, if diaDexus increased third party insurance coverage from 122 million covered lives in 2011 to greater than 156.6 million covered lives in 2012, such achievement would result in an additional 10% credit. In late 2012, Palmetto GBA approved the expansion of coverage under Medicare. However, due to governmental processes, the reimbursement and expansion were not permitted to be effective until February 14, 2013. Had the governmental process gone more swiftly, the approval would have resulted in new revenues in 2012 in excess of the $550,000 target. The compensation committee determined that this goal was achieved at target level, exercising discretion in taking into account the unexpected delay in effectiveness. In addition, diaDexus did increase the number of covered lives under third party insurance in 2012 to 163 million lives, resulting in credit of an additional 10%.

3.

European Launch. diaDexus had to achieve CE certification and launch in Europe its PLAC® Test for Lp-PLA2 Activity. In addition, diaDexus had to ship and obtain payment for the PLAC® Test for Lp-PLA2 Activity in a European country. Achievement of this goal would result in credit of 10%. In 2012, diaDexus successfully obtained CE marking for its PLAC Test for Lp-PLA2 Activity and fulfilled first orders and completed first shipments of the PLAC Test for Lp-PLA2 Activity, resulting in credit of 10%.

4.

Strategic Plan. The executive officers had to develop a strategic plan, to be approved by the Board, that would take into account diaDexus’ desire to develop new products, expand the reach of existing products and raise additional capital, if needed. Achievement of this goal would result in credit of 10%. In September 2012, the Board approved the strategic plan proposed by the executive officers. As a result, the compensation committee determined that full credit was earned for this goal.

5.

Raise Capital. diaDexus was asked to raise capital while limiting dilution to existing stockholders, with target performance resulting in 10% credit and extraordinary performance resulting in an additional 10% credit. In the summer of 2012, the Board decided not to pursue capital raising in 2012. No credit was earned under this goal.

Name	Target Bonus Level	Company Performance	Actual Bonus Earned
Brian E. Ward	$190,000	55%	$104,500
Michael Richey	$113,750	55%	$62,562
Emi Zychlinsky	$105,000	55%	$57,750
Jean-Frédéric Viret	$105,000	55%	$52,937	(1)

(1)	Prorated to reflect hire date of February 1, 2012.

Equity-Based Incentive Compensation

The compensation committee believes that equity compensation can create a strong, direct link between employee compensation and stock price appreciation, thereby helping to motivate employees to work toward achieving goals that result in long term-value creation for stockholders. In 2012, the compensation committee decided to continue to use stock options as the sole form of equity compensation. The compensation committee considered trends in executive and director compensation toward the use of performance-based full value awards. However, the compensation committee determined that, due to low stock price and limited liquidity in the market, stock options were more likely to encourage executives to work to achieve our goals and remain at the Company. Stock options can “go underwater”, meaning that executives do not receive a benefit until there is —and they have more incentive to work toward — meaningful appreciation in our stock price over the exercise price at grant (which we set at not less than 100% of fair market value on the date of grant). In addition, stock options allow executives to control the timing of taxation through timing of exercise and so are not forced to liquidate shares on an annual basis over the next four years to cover taxation, as would be the likely case with full value awards.

In connection with hiring Dr. Ward and Mr. Richey in 2011, the compensation committee granted each of them stock options that vest over four years based on continued service. In June 2012, the compensation committee undertook a review of Company-wide stock option grants and employee grant size guidelines. As part of this review, the compensation committee considered the Company-wide equity award data provided by Radford based on the preliminary peer group and existing equity award opportunities held by executive officers. Given that most of these awards remained substantially unvested and given the relatively high level of potential dilution posed by all outstanding compensatory equity awards, the compensation committee decided not to grant the executive officers “annual refresh” awards. Instead, the compensation committee decided to next reconsider the need for “annual refresh” awards (as opposed to merit-based or retention-based awards) once each executive’s existing equity award opportunity was at least 60% vested. After reviewing the outstanding equity award holdings of each executive officer, the compensation committee approved a retention-based stock option grant for Dr. Zychlinsky covering 580,000 shares, and vesting over four years. While the compensation committee reviewed the Radford preliminary peer data in connection with the grant to Dr. Zychlinsky, the compensation committee granted Dr. Zychlinsky this award, at a level above the 75% of the preliminary peer data, to bring her equity award opportunity in line with the opportunities provided to the more recently hired executives (that is, address internal pay equity), and after taking into account her role in helping the Company achieve important milestones in our product development in 2011, including the manufacturing of the PLAC Test for Lp-PLA2 and its CE marking, achieving ISO 13485 certification, and generating “intended use” documentation for the Activity assay.

In early 2012, the compensation committee granted Dr. Viret a new hire stock option grant covering 1,060,000 shares, with vesting over four years based on continued service. The compensation committee determined the size of this award taking into account internal pay equity, Dr. Viret’s compensation opportunities at other employers, the anticipated scope of Dr. Viret’s role in 2012, attention to the effect of dilution on our stockholders, and negotiations with Dr. Viret.

All of the option grants to our executive officers were made under our 2012 Equity Incentive Award Plan (the “2012 Plan”). In early 2012, our Board approved the 2012 Plan and the 2012 Plan was approved by our stockholders in May 2012. The 2012 Plan replaced in its entirety the Company’s Amended and Restated 1996 Stock Option Plan, the Company’s Amended and Restated 1998 Director Stock Option Plan and certain other non-plan option agreements.

Severance and Change in Control Benefits

Each of our executive officers is employed on an at-will basis. Under the terms of each named executive officer’s agreement with diaDexus, each is eligible to receive, in exchange for a release of claims, limited severance benefits in the amount of 6 to 12 months of base salary and health insurance benefits if his or her employment is terminated either by diaDexus without cause or by the executive with good reason. If such a qualifying termination occurs within 12 months following a change in control, he or she is also eligible to receive stock option acceleration as to the number of shares that would have vested during the severance period (that is, 6 to 12 months). None of the executives were eligible to receive these benefits if their employment was terminated within the first year of their employment. The terms and conditions of severance provisions are discussed more fully in the “Narrative to Summary Compensation Table.”

These agreements reflect the negotiations with our named executive officers at the time we entered into the agreements, our desire to have internal pay equity across the executive team, and our desire to balance common severance provisions offered by public companies with our desire to maintain a responsible cost structure. Our compensation committee considers these severance benefits important to attracting and retaining qualified executives. Additionally, our compensation committee believes that providing limited “double trigger” stock option vesting helps to minimize the distractions to an executive in connection with a corporate transaction and reduce the risk that an executive officer leaves the Company before an acquisition is completed. We believe that these severance arrangements allow our executive officers to focus on continuing normal business operations and, in the case of change in control benefits, on the success of a potential business combination, rather than worry about how business decisions that may be in our best interest will impact their own financial security.

Sign-On and Retention Bonuses

The compensation committee retains the discretion to award compensation outside of the normal annual incentive bonus program, particularly to assist in recruiting executives, recognizing special achievements, and addressing extraordinary or unforeseen circumstances. In 2012, the compensation committee approved a signing bonus of $25,000 for Dr. Viret, which was subject to repayment on a pro rata basis if his employment were to have terminated before his second anniversary. This payment reflected our negotiations with Dr. Viret at the time of his hire. In addition, the compensation committee approved a retention bonus of $50,000 for Dr. Zychlinsky in 2012, reflecting the compensation committee’s recognition of her role in helping the Company achieve important milestones in our product development in 2011, including obtaining ISO 13490 certification, successfully completing all FDA inspections, manufacturing of the PLAC Test for Lp-PLA2 and its CE marking, and to bring her equity award opportunity in line with the opportunities provided to the more recently hired executives (that is, address internal pay equity), given her relatively low initial starting salary.

Employee Benefits

We provide broad-based group medical insurance, dental insurance, vision coverage, life and accidental death and dismemberment insurance and long-term and short-term disability insurance benefits to our employees, including our named executive officers. We also provide our employees, including our named executive officers, with the opportunity to participate in our 401(k) plan. The Company is not currently making any matching contributions under that plan. We believe these broad-based employee benefits are consistent with market practice and help to recruit and retain key talent at a minimal cost to us. Our executive officers generally do not receive any supplemental retirement benefits or perquisites, reflecting our desire to promote a team-oriented focus across the Company.

Compensation Recovery Policy

The compensation committee has not determined whether it would attempt to recover bonuses from our executive officers if the performance objectives that led to the bonus determination were to be restated or found not to have been met to the extent originally believed by the compensation committee. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, the Company will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and intends to adopt a compensation recovery policy once final regulations on the subject have been adopted.

Risk Analysis of Our Compensation Plans

The compensation committee reviews, with management, whether the Company’s compensation policies covering all of our employees encourage unnecessary or excessive risk taking and whether the financial incentives and risks relating to such policies are appropriate. We believe that our policies do not encourage excessive or unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on our Company. We design our compensation policies and programs to encourage our employees to remain focused on both our short-term and long-term goals. For example, while our annual cash incentive bonuses measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking. We have a cap on the payouts and use multiple Company-level performance measures under our cash incentive plans and our compensation committee maintains discretion over individual awards.

Summary Compensation Table

The following table sets forth the total compensation earned by the Company’s named executive officers in 2011 and 2012. The named executive officers consist of our Chief Executive Officer, Chief Financial Officer and our other two most highly compensated executive officers during 2012.

Name and Principal Position (1)	Year	Salary ($)		Bonus (2) ($)	Stock Awards ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Brian E. Ward	2012	380,000		104,500	—	—	—	—	484,500
President and Chief Executive Officer	2011	194,063	(4)	47,500	—	292,446	—	—	534,009

Michael Richey	2012	325,000		62,562	—	—	—	—	387,562
Chief Business Officer	2011	81,250		12,188	—	201,027	—	—	294,465

Emi Zychlinsky	2012	300,000		107,750	—	125,744	—	—	533,494
Chief Technical Officer	2011	268,830		41,250	—	114,357	—	—	424,437

Jean-Frederic Viret	2012	275,000		77,937	—	200,764	—	—	553,701
Chief Financial Officer

(1)	Dr. Viret commenced employment as Chief Financial Officer on February 1, 2012.
(2)

Constitutes bonuses paid under our 2012 executive bonus program based on corporate performance in the fiscal year ended December 31, 2012, as well as a $50,000 retention bonus awarded to Dr. Zychlinsky and a $25,000 signing bonus paid to Dr. Viret.

(3)

For option awards, the aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. The assumptions we used for calculating the grant date fair values are set forth in Note 12 to the Financial Statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(4)

Amount represents $190,000 in salary earned as interim Chief Operating Officer from July 1, 2011 to September 25, 2011 and as President and Chief Executive Officer from September 26, 2011 to December 31, 2011, and $4,063 in fees earned as director of the Company.

Narrative to Summary Compensation Table

Offer Letters/Employment Agreement

Terms and Conditions of Offer Letter for Brian Ward. On September 22, 2011, the Board appointed Brian E. Ward, Ph.D., a director and the Company’s interim Chief Operating Officer, as the Company’s President and Chief Executive Officer, effective September 26, 2011. In connection with his appointment as President and Chief Executive Officer, Dr. Ward resigned as a member of the compensation committee, but he remained on the Board as a director. The Company has entered into an offer letter agreement with Dr. Ward providing for an annual base salary of $380,000 and an annual target bonus of up to 50% of such base salary upon achievement of specific goals and objectives to be established by the Board or the compensation committee.

The Board also granted Dr. Ward an option to purchase 1,530,000 shares of the Company’s Common Stock, at an exercise price per share equal to the closing trading price of a share of the Company’s Common Stock on September 26, 2011, subject to the terms and conditions of a stock option agreement between Dr. Ward and the Company. The option award vested as to 255,000 shares on July 1, 2012, with the remaining shares vesting ratably on a monthly basis over a period of 36 months thereafter, such that all of the shares subject to the option will be fully vested and exercisable on July 1, 2015, the fourth anniversary of Dr. Ward’s commencement of employment with the Company.

Prior to the effective date of Dr. Ward’s offer letter, Dr. Ward served as interim Chief Operating Officer pursuant to the terms of an executive employment agreement between Dr. Ward and the Company. During the time Dr. Ward served as Interim Chief Operating Officer until he was appointed as President and Chief Executive Officer of the Company, Dr. Ward was provided with an annual base salary of $380,000 and an annual target bonus of up to 50% of such base salary upon achievement of specific goals and objectives to be established by the Board or the compensation committee. The Board also granted Dr. Ward options to purchase, in aggregate, 180,000 shares of the Company’s Common Stock, at an exercise price per share equal to the closing trading price of a share of the Company’s Common Stock on the dates of grant, subject to the terms and conditions of stock option agreements between Dr. Ward and the Company. Of these option awards, 10,000 shares were vested on the grant date and 170,000 shares became fully vested as of July 1, 2012. Dr. Ward’s employment agreement terminated when Dr. Ward was appointed as President and Chief Executive Officer of the Company and his offer letter became effective.

Terms and Conditions of Offer Letter for Michael Richey. On September 20, 2011, the Board appointed R. Michael Richey as the Company’s Chief Business Officer, effective September 26, 2011. The Company has entered into an offer letter agreement with Mr. Richey providing for an annual base salary of $325,000 and an annual target bonus of up to 35% of such base salary upon achievement of specific goals and objectives to be established by the Board or the compensation committee.

The Board also granted Mr. Richey an option to purchase 1,130,000 shares of the Company’s Common Stock, at an exercise price per share equal to the closing trading price of a share of the Company’s Common

Stock on October 1, 2011, subject to the terms and conditions of a stock option agreement between Mr. Richey and the Company. The option award vested as to 282,500 shares on October 1, 2012, with the remaining shares vesting ratably on a monthly basis over a period of 36 months thereafter, such that all of the shares subject to the option will be fully vested and exercisable on October 1, 2015, the fourth anniversary of Mr. Richey’s commencement of employment with the Company.

Terms and Conditions of Employment Agreement for Emi Zychlinsky. The Company entered into an employment agreement with Dr. Zychlinsky, its current Chief Technical Officer and then-current Executive Vice President of Product Development & RA/QA, effective as of January 10, 2011, and amended and restated, effective as of March 1, 2012. The Board has set the base salary for Dr. Zychlinsky at $300,000. Dr. Zychlinsky is also eligible to earn an annual target bonus of up to 35% of such base salary based upon achievement of specified performance criteria to be established by the Board or the compensation committee.

In August 2012, the Board granted Dr. Zychlinsky an option to purchase 580,000 shares of the Company’s Common Stock, at an exercise price per share equal to the closing trading price of a share of the Company’s Common Stock on August 8, 2012. The shares subject to the option vest ratably on a monthly basis over a 48-month period following August 8, 2012.

Terms and Conditions of Offer Letter for Jean-Frédéric Viret. The Company entered into an offer letter agreement with Dr. Viret, the Company’s Chief Financial Officer, effective February 1, 2012, providing for an annual base salary of $300,000 and an annual target bonus of up to 35% of such base salary upon achievement of specific goals and objectives to be established by the Board or the compensation committee. In addition, Dr. Viret received a one-time sign-on bonus of $25,000, which was paid in February 2012.

The Board also granted Dr. Viret an option to purchase 1,060,000 shares of the Company’s Common Stock, at an exercise price per share equal to the closing trading price of a share of the Company’s Common Stock on February 1, 2012, subject to the terms and conditions of a stock option agreement to be entered into between Dr. Viret and the Company. The option award vested as to 265,000 shares on February 1, 2013, with the remaining shares vesting ratably on a monthly basis over a period of 36 months thereafter, such that all of the shares subject to the option will be fully vested and exercisable on February 1, 2016, the fourth anniversary of Dr. Viret’s commencement of employment with the Company.

Potential Payments upon Termination or Change in Control

Terms and Conditions of Change in Control and Severance Agreement for Brian Ward. On September 22, 2011, in connection with Dr. Ward’s appointment as President and Chief Executive Officer of the Company, the Company entered into a change in control and severance agreement with Dr. Ward, which provides that in the event of (a) a termination of Dr. Ward’s employment with the Company other than for cause or (b) Dr. Ward’s resignation for good reason that occurs within one year of a change in control of the Company, in either case, on or following the first anniversary of his commencing employment with the Company, and provided that he signs and does not revoke a standard form of release of claims, then Dr. Ward shall be entitled to receive severance in an amount equal to 12 months of base salary, payable in accordance with the Company’s standard payroll policies, and up to 12 months of continued health coverage. If such termination or resignation occurs within one year following a change in control of the Company, Dr. Ward will also receive 12 months of accelerated vesting of his options to purchase shares of the Company’s Common Stock.

Terms and Conditions of Change in Control and Severance Agreement for Michael Richey. On September 23, 2011, in connection with Mr. Richey’s appointment as Chief Business Officer of the Company, the Company also entered into a change in control and severance agreement with Mr. Richey, which provides that in the event of (a) a termination of Mr. Richey’s employment with the Company other than for cause or (b) Mr. Richey’s resignation for good reason that occurs within one year of a change in control of the Company, in either case, on or following the first anniversary of his commencing employment with the Company, and provided that he signs and does not revoke a standard form of release of claims, then Mr. Richey shall be entitled to receive severance in an amount equal to 6 months of base salary, payable in accordance with the Company’s standard payroll policies, and up to 6 months of continued health coverage. If such termination or resignation occurs within one year following a change in control of the Company, Mr. Richey will also receive 6 months of accelerated vesting of his options to purchase shares of the Company’s Common Stock.

Terms and Conditions of Change in Control and Severance Agreement for Jean-Frédéric Viret. On February 2, 2012, in connection with Dr. Viret’s appointment as Chief Financial Officer of the Company, the Company also entered into a change in control and severance agreement with Dr. Viret, which provides that in the event of (a) a termination of Dr. Viret’s employment with the Company other than for cause or (b) Dr. Viret’s resignation for good reason that occurs within one year of a change in control of the Company, in either case, on or following the first anniversary of his commencing employment with the Company, and provided that he signs and does not revoke a standard form of release of claims, then Dr. Viret shall be entitled to receive severance in an amount equal to 6 months of base salary, payable in accordance with the Company’s standard payroll policies, and up to 6 months of continued health coverage. If such termination or resignation occurs within one year following a change in control of the Company, Dr. Viret will also receive 6 months of accelerated vesting of his options to purchase shares of the Company’s Common Stock.

Terms and Conditions of Employment Agreement for Emi Zychlinsky. Pursuant to the terms of Dr. Zychlinsky’s amended and restated employment agreement, in the event of (a) a termination of Dr. Zychlinsky’s employment with the Company other than for cause or (b) Dr. Zychlinsky’s resignation for good reason that occurs within one year of a change in control of the Company, and provided that she signs and does not revoke a standard form of release of claims, then Dr. Zychlinsky will be entitled to receive severance in an amount equal to 6 months of base salary, payable in accordance with the Company’s standard payroll practices, and payment of group health, dental and vision plan continuation coverage premiums for up to 6 months. If such termination or resignation occurs within one year following a change in control of the Company, Dr. Zychlinsky will also receive 6 months of accelerated vesting of her options to purchase shares of the Company’s Common Stock.

Outstanding Equity Awards at Fiscal 2012 Year End Table

		Option Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#) (1)		Option Exercise Price ($)	Option Expiration Date
Brian Ward	7/1/2011	60,000	(2)	—		0.29	8/10/2021
		10,000		—		0.29	8/10/2021
	7/1/2011	432,083		1,097,917	(3)	0.25	9/26/2021

Michael Richey	10/1/2011	260,462		800,417		0.26	10/1/2021

Emi Zychlinsky	1/10/2011	158,125		171,875		0.39	1/20/2021
	7/1/2011	35,416		64,584		0.29	8/10/2021
		50,000		—		0.29	8/10/2021
	8/8/2012	48,333		531,667	(4)	0.36	8/08/2022

Jean-Frédéric Viret	2/1/2012	—		1,060,000		0.28	2/1/2022

(1)

Except as otherwise noted, options vest as to 25% of the shares on the one year anniversary of the vesting commencement date (which is 10 years prior to the Option Expiration Date), with 1/36 of the remaining shares vesting ratably on a monthly basis over 36 months thereafter, such that all options will be vested on the fourth year anniversary of the vesting commencement date.

(2)	Dr. Ward received the reported option grant for his service as a director. The stock options vested ratably on a monthly basis over a 12 month period following the vesting commencement date.

(3)

Dr. Ward received the reported option grant for his services as President and Chief Executive Officer. This option vested as to 255,000 shares on July 1, 2012, with the remaining shares vesting ratably on a monthly basis over 36 months thereafter.

(4)

Dr. Zychlinsky received the reported option grant for her services as Chief Technical Officer. The stock options vest ratably on a monthly basis over a 48 month period following the vesting commencement date.

Director Compensation

The following table summarizes the total compensation earned in 2012 for the Company’s non-management directors. See the Summary Compensation Table and the notes thereto for information Dr. Ward’s compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	All Other Compensation ($)	Total ($)
Karen Drexler	55,000	13,686	—	68,686
Andrew Galligan	60,000	13,686	—	73,686
James P. Panek	42,500	13,686	—	56,186
Charles W. Patrick	52,500	13,686	—	66,186
Lori F. Rafield	116,500	20,529	—	137,029

(1)

For option awards, the aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. The assumptions we used for calculating the grant date fair values are set forth in Note 12 to the Financial Statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Each of Ms. Drexler and Mr. Galligan held options to purchase 125,000 shares of our Common Stock as of December 31, 2012. Mr. Patrick held options to purchase 145,000 shares of our Common Stock as of December 31, 2012. Dr. Rafield held options to purchase 217,500 shares of our Common Stock as of December 31, 2012. Mr. Panek held options to purchase 255,000 shares of our Common Stock as of December 31, 2012.

Narrative to Director Compensation Table

Under the Company’s Non-Employee Director Compensation Policy, each of the Company’s non-employee directors (other than the chairperson of the Board) receives an annual retainer fee of $25,000, and the chairperson of the Board receives an annual retainer fee of $50,000. Each member of the audit committee and each member of the compensation committee (other than the applicable committee’s chair) receives an annual retainer fee of $7,500, and the chair of the audit committee and the chair of the compensation committee each receives an annual retainer fee of $20,000. Each member of the nominating and corporate governance committee (other than the committee’s chair) receives an annual retainer fee of $4,000, and the chair of the nominating and corporate governance committee receives an annual retainer fee of $10,000. In addition to the annual retainer fees, the directors receive meeting attendance fees as follows: for each Board meeting attended beyond six meetings in a given fiscal year, a director receives $1,500 for attending in person and $750 for attending telephonically and for each audit committee and compensation committee meeting attended beyond eight meetings and for each nominating and corporate governance Committee meeting attended beyond four meetings, in a given fiscal year, a director receives $1,000 for attending in person and $500 for attending telephonically.

However, on November 8, 2012, the Board approved increases to non-employee directors’ compensation. Effective as of July 1, 2012, the annual cash retainer for members of the Board was increased by $20,000 to $45,000, and the annual cash retainer for the chair of the audit committee increased by $10,000 to $30,000. Effective as of July 1, 2011, the annual retainer for the chairperson of the Board increased by $30,000 to $55,000.

On September 20, 2012, the Board granted options to the Company’s non-employee directors such that the Chairman of the Board (Dr. Rafield) received an option grant to purchase up to 90,000 shares of Common Stock and each of the other non-employee directors received an option grant to purchase up to 60,000 shares of Common Stock. The options were granted at an exercise price of $0.34 per share, and the shares subjects to the options vest ratably in equal monthly installments over a 12-month period, beginning on July 1, 2012.

Equity Compensation Plan Information

The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise of outstanding options, warrants and rights, and the number of securities remaining available for future issuance, under all of our equity compensation plans, at December 31, 2012:

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity compensation plans approved by stockholders	8,963,226	$0.47	3,793,751

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Transactions with GlaxoSmithKline LLC

The Company is party to a collaboration and license agreement with GlaxoSmithKline LLC (formerly SmithKlineBeecham Corp.). GlaxoSmithKline LLC is the beneficial owner of approximately 3,663,507 shares of our Common Stock, or 6.8%, as of March 11, 2013. Under the collaboration and license agreement, as amended, GlaxoSmithKline LLC has granted us exclusive rights to practice and commercialize certain diagnostic intellectual property, some of which relates to the Company’s current products. We are required to pay certain third parties, or to pay GlaxoSmithKline LLC for payment to such third parties, royalties on our sales of products based on or derived from the licensed intellectual property to the extent that GlaxoSmithKline LLC has royalty or other payment obligations to those third parties with respect to such intellectual property. GlaxoSmithKline LLC also has royalty and other payment obligations to the Company with respect to licenses that have been granted or may be granted by the Company to GlaxoSmithKline LLC in the future under the agreement. Since January 1, 2012, royalty payments by the Company to GlaxoSmithKline LLC, or to third parties to satisfy GlaxoSmithKline LLC’s obligations to such third parties, amounted to $347,176. GlaxoSmithKline LLC made no royalty or other payments to the Company under the collaboration and license agreement.

GlaxoSmithKline LLC is also a customer of the Company’s products. Since January 1, 2012, revenue from sales to GlaxoSmithKline LLC amounted to approximately $404,931.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, and regulations of the SEC thereunder require our directors, officers and persons who own more than 10% of our Common Stock, as well as certain affiliates of such persons, to file initial reports of their ownership of our Common Stock and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of our Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports and amendments thereto received by us and written representations from these persons that no other reports were required, we believe that during the fiscal year ended December 31, 2012, all of our directors, officers and owners of more than 10% of our Common Stock complied with all applicable filing requirements, with the exception of Dr. Zychlinsky, who acquired an option to purchase 580,000 shares of our Common Stock on August 8, 2012, which was reported to the SEC pursuant to a Form 4 on August 21, 2012.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, we are seeking advisory stockholder approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules. This proposal, commonly known as “Say on Pay”, gives you, as a stockholder, the opportunity to endorse or not endorse our executive pay program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. As discussed in this proxy statement, the Company believes our executive compensation program is strongly aligned with the interests of our stockholders and sound corporate governance principles.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the stockholders advise that they approve the compensation of the Company’s named executive officers, as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission (which disclosure includes the “Discussion of Executive Compensation” section and the compensation tables and any related material in the “Compensation of Named Executive Officers” section of this Proxy Statement for its 2012 Annual Meeting).”

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. However, because this vote is advisory, and consistent with the Dodd-Frank Act, the vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

The Board unanimously recommends that the stockholders vote “FOR” the approval of the compensation of our named executive officers as described in this Proxy Statement.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

Under the Dodd-Frank Act and Section 14A of the Exchange Act, we are also seeking advisory stockholder approval of stockholders’ preference regarding how frequently the Company should solicit a Say on Pay vote on the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement. After considering the benefits and consequences of each alternative, the Board recommends that the advisory vote on the compensation of the Company’s named executive officers be submitted to the stockholders once every two years.

A Say on Pay vote every two years strikes the right balance between having the vote too frequently with an annual vote and being less responsive to stockholders with a vote every third year. A vote every two years provides stockholders and advisory firms the opportunity to evaluate the Company’s compensation program on a more thorough, longer-term basis than an annual vote. The Board believes an annual Say on Pay vote would not allow for changes to the Company’s compensation program to be in place long enough to evaluate whether the changes were effective. Holding the vote every two years also provides our compensation committee with adequate time to thoughtfully consider the results of Say on Pay votes and other stockholder input and, as necessary, respond to stockholder sentiment and effectively implement any desired changes to our executive compensation policies, practices and programs. For example, if the Say on Pay vote in April 2013 were to lead to changes to the compensation program being made in January 2014, at the beginning of the next fiscal year, those changes would be in place only a few months before the next annual Say on Pay vote would take place in April 2014. Conversely, waiting for a Say on Pay vote once every three years may allow an unpopular pay practice to go on too long without timely feedback. A Say on Pay vote every two years is also sensitive to stockholders who have interests in many companies and may not be able to devote sufficient time to an annual review of pay practices for all of their holdings. Finally, a bi-annual vote encourages a longer-term view of compensation by our stockholders by allowing them to evaluate two years of compensation history and business results.

Accordingly, the Board is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years or abstaining from voting on this proposal. The alternative among one year, two years or three years that receives the votes of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be deemed to be the frequency preferred by the stockholders and will be the alternative selected by the stockholders in the following resolution to be submitted to the stockholders for a vote at the annual meeting:

“RESOLVED, that the frequency of every [one year] [two years] [three years] is hereby APPROVED as the frequency preferred by stockholders for the solicitation of advisory stockholder approval of the compensation paid to the Company’s named executive officers.”

While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of the Company’s executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives the votes of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be deemed to be the frequency preferred by the stockholders.

The Board and the compensation committee value the opinions of the stockholders in this matter and, to the extent the holders of a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting vote in favor of one frequency over the other options, the Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of the stockholders that the Company hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board.

The Board unanimously recommends that the stockholders vote For “TWO YEARS” as the Preferred Frequency of Solicitation of Advisory Stockholder Approval of Executive Compensation.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has engaged PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and is seeking ratification of the engagement by our stockholders at the Annual Meeting. PwC has audited our financial statements since the fiscal year ended December 31, 2004. Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as our independent registered public accounting firm. However, the audit committee is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered by PwC for the fiscal years ended December 31, 2012 and 2011 are set forth below. The aggregate fees included in the Audit Fees category are fees billed for each of these fiscal years for the audit of our annual financial statements and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and for services provided in connection with statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed for each of these fiscal years for the purposes described below.

Aggregate fees incurred by PwC for professional services rendered to the Company from January 1, 2011 through December 31, 2012:

	Fiscal Year 2012	Fiscal Year 2011
Audit Fees	$559,124	$537,743
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	3,500	3,500

Total	$562,624	$541,243

Audit Fees for the fiscal years ended December 31, 2012 and 2011 were for professional services rendered for the audits of the annual financial statements of the Company included in the Company’s Form 10-K and quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q. Audit fees for fiscal year 2011 also included review of a SEC comment letter.

There were no fees for services rendered by PwC that fall into the classification of Audit-Related Fees for the fiscal years ended December 31, 2012 or 2011.

There were no fees for services rendered by PwC that fall into the classification of Tax Fees for the fiscal years ended December 31, 2012 and 2011.

All Other Fees for the fiscal years ended December 31, 2012 and 2011 included license fees for accounting and financial reporting literature databases.

Policy on Audit Committee Preapproval of Audit and Permissible Non-audit Services of the Independent Registered Public Accounting Firm

As specified in the audit committee charter, the audit committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the receipt of such services. The audit committee charter is posted on our website at http://www.diadexus.com under the headings “Investors — Corporate Governance — Audit Committee Charter.” The audit committee considered whether the non-audit services rendered by PwC were compatible with maintaining PwC’s independence under applicable SEC rules.

The Board unanimously recommends that the stockholders vote “FOR” Proposal 4 to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of diaDexus, Inc. for the fiscal year ending December 31, 2013.

AUDIT COMMITTEE REPORT*

The primary purpose of the audit committee is to oversee our accounting and financial reporting processes and the audits of the financial statements of the Company. The audit committee’s functions are more fully described in its charter, which is posted on our website at http://www.diadexus.com under the headings “Investors — Corporate Governance — Audit Committee Charter.” Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2012.

The audit committee has discussed with PwC, the Company’s independent registered public accounting firm, the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). In addition, the audit committee discussed with PwC its independence, and received from PwC the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. Finally, the audit committee discussed with PwC, with and without management present, the scope and results of PwC’s audit of such financial statements.

Based on these reviews and discussions, the audit committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC. The audit committee also has engaged PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and is seeking ratification of such selection by the stockholders.

Audit Committee:

Andrew Galligan, Chairman

James P. Panek

Charles W. Patrick

* The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language included in such filing.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

In accordance with SEC Rule 14a-8, in order for stockholder proposals intended to be presented at the 2014 Annual Meeting of Stockholders to be eligible for inclusion in our proxy statement and the form of proxy for such meeting, they must be received by us at our executive offices in South San Francisco, California, before November 19, 2013. For stockholder proposals intended to be presented at the 2014 Annual Meeting of Stockholders but not intended to be included in our proxy statement and the form of proxy for such meeting, they must be received by us at our executive offices in South San Francisco, California, between December 26, 2013 and January 25, 2014. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals. The Board of Directors has not determined the date of the 2014 Annual Meeting of Stockholders, but does not currently anticipate that the date will be changed by more than 30 calendar days from the date of this year’s Annual Meeting.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 11, 2013, which includes certain financial information about the Company, is enclosed with this Proxy Statement. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 as filed with the SEC (exclusive of exhibits and documents incorporated by reference), may also be obtained without charge by directing written requests to: diaDexus, Inc., Attention: Jean-Frédéric Viret, Chief Financial Officer, 349 Oyster Point Boulevard, South San Francisco, CA 94080. Copies of exhibits filed with and documents incorporated by reference in the Annual Report on Form 10-K will be furnished to stockholders upon written request and payment of the Company’s reasonable expense in connection with the furnishing of such documents. You may also obtain the Annual Report on Form 10-K over the Internet at the SEC’s website, http://www.sec.gov, or at http://investors.diadexus.com/annuals.cfm.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Unless contrary instructions are received, the SEC allows us to send a single copy of the Annual Report, Proxy Statement and Notice of Annual Meeting to any household at which two or more stockholders reside if we reasonably believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process is known as “householding” and helps reduce the volume of duplicate information received at a single household, which reduces costs and expenses borne by us.

If you received only a single set of proxy materials and would like to receive a separate set of materials, follow the instructions described below and we will deliver another set to you promptly. Similarly, if you share an address with another stockholder(s) and you would like to receive only a single set of our annual disclosure documents in the future, follow the instructions below:

1. If your shares are registered in your own name, please contact our transfer agent by writing to them at Computershare, P.O. Box 43006, Providence, RI 02940-3006, Toll Free Number (800) 851-9677, Outside the U.S. (201) 680-6578, Hearing Impaired (800) 231-5469, TDD International Shareholders (201) 680-6610, Internet address: http://www.computershare.com/investor.

2. If a bank, broker or other nominee holds your shares in “street name,” please contact your bank, broker or other nominee directly.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of the Company.

By Order of the Board of Directors.

    /s/ Brian E. Ward, Ph.D.

Brian E. Ward, Ph.D.

President & Chief Executive Officer

South San Francisco, California

March 22, 2013

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals —	The Board of Directors recommends a vote “FOR” each nominee for election as director in Proposal 1, “FOR” Proposals 2 and 4 and for “2 YEARS” on Proposal 3. This Proxy will be voted as directed, or if no direction is indicated, will be voted in accordance with the recommendations of the Board of Directors.
+

1.	Election of Directors:
	Nominees	For	Withhold				For	Withhold		For	Withhold

	01 - Karen Drexler	☐	☐	02 - Andrew Galligan			☐	☐	03 - James P. Panek	☐	☐

	04 - Charles W. Patrick	☐	☐	05 - Lori F. Rafield			☐	☐	06 - Brian E. Ward	☐	☐

				For	Against	Abstain				1 Year	2 Years	3 Year	Abstain

2.	To approve, on an advisory basis, the compensation of diaDexus, Inc.’s named executive officers.			☐	☐	☐	3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the Compensation of diaDexus, Inc.’s named executive officers.		☐	☐	☐	☐

4.	To ratify the appointment of PricewaterhouseCoopers LLP as diaDexus, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2013.			☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting To Be Held on April 25, 2013:

The Proxy Statement, form of proxy card and Annual Report on Form 10-K for the year ended December 31, 2012 are available at http://investors.diadexus.com/annuals.cfm.

Please review the Proxy Statement and vote today

by completing, signing, dating and returning the below proxy card in the postage-paid envelope provided, or mail it to:

diaDexus, Inc., Proxy Services

C/O Computershare Investor Services

PO Box 43101

Providence, RI 02940-5067

▼  FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — diaDexus, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF

DIADEXUS, INC.

2013 Annual Meeting of Stockholders — April 25, 2013

The undersigned hereby appoints Brian E. Ward and Jean- Frédéric Viret, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of diaDexus, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2013 Annual Meeting of Stockholders of diaDexus, Inc. to be held on April 25, 2013 at 1:00 p.m. local time at 349 Oyster Point Boulevard, South San Francisco, CA 94080, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

(Continued and to be marked, dated and signed, on the other side)